Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of MKDWELL Tech Inc. on Form F-4 of our report dated September 18, 2023, which includes an explanatory paragraph as to the MKD Technology Inc.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of MKD Technology Inc. as of December 31, 2022 and 2021, and for each of the two years ended December 31, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

Beijing, China

March 25, 2024